UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 27, 2021

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SALISBURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

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Connecticut (State of other jurisdiction of incorporation)	001-14854 (Commission File Number)	06-1514263 (IRS Employer Identification No.)

5 Bissell Street, Lakeville, Connecticut (Address of principal executive offices)	06039 (Zip Code)
Registrant’s telephone number, including area code: (860) 435-9801
(Former name or former address, if changed since last report) ________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.10 par value per share	SAL	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Qualified Deferred Compensation Plan. On December 27, 2021, the Board of Directors of Salisbury Bank and Trust Company (the “Bank”), the wholly owned subsidiary of Salisbury Bancorp, Inc. (the “Company”), executed the Salisbury Bank and Trust Company Amended and Restated Non-Qualified Deferred Compensation Plan (the “Plan”), effective as of January 1, 2022. The Plan permits the Board to select certain key employees of the Bank to participate in the Plan, provided that such employees also evidence their participation by execution of a Participation Agreement.

Before amendment and restatement, the Plan provided solely for discretionary bank contributions to selected participant’s accounts. The participation agreement sets forth the vesting terms of the discretionary contributions and the “benefit age” at which a participant could retire with a fully vested benefit. The participation agreement also sets forth how a participant’s benefit would be distributed (i.e., in a lump sum or in annual installments over a period of up to 10 years, as selected by the participant). Until distribution, a participant’s account would earn interest as of the last day of the plan year at the highest certificate of deposit rate for that year, compounded annually. The participant’s benefits under the Plan are subject to the vesting schedule set forth in the participant’s participation agreement.  Notwithstanding the vesting schedule, the participant’s account balance will become automatically 100% vested upon involuntary termination without cause, death, disability or a change in control.

The amended and restated Plan also allows participant deferrals and provides greater flexibility in participant elections and investment options. In addition to employer discretionary contributions, participants will be entitled to defer up to 50% of their base salary and up to 100% of their discretionary bonuses and cash incentive compensation, however, such base salary deferrals and bonus and cash incentive deferrals will not commence before January 1, 2023. The Plan will permit the Compensation Committee to add non-employee directors as participants. If implemented, non-employee directors will be entitled to make elective deferrals of up to 50% of their annual retainer and committee fees. This provision may not be implemented for plan year 2022.

For plan years commencing after December 31, 2021, a participant will be required to enter into a “Participation Agreement” on initial participation that will set forth, among other things, the vesting schedule for any discretionary contributions received and the participant’s benefit age (i.e. the eligible “retirement age”). A participant will also be required to enter into an “Annual Election Form” which will set forth (i) the participant’s distribution elections under various circumstances and (ii) commencing in 2023, the amount of a participant’s elective deferrals of base salary and/or discretionary bonus or incentive compensation.

Under the Amended and Restated Plan, each discretionary contribution would vest based on a rolling five-year vesting schedule, so that in the sixth year of participation the first year’s contribution would be 100% vested and the fifth-year contribution would be 20% vested. Vesting of discretionary contributions generally accelerates when a participant reaches benefit age, however, the Bank can delegate one or more discretionary contributions for a particular person as contributions for which vesting would not automatically accelerate.

The amended and restated Plan provides additional distribution options, including distributions in the event of an unforeseeable emergency and on the occurrence of a specified date before separation from service, and allows a participant to elect for each year’s contributions the manner in which such distributions will be paid. Installment distributions can be made in monthly, quarterly or annual installments.

Payment of benefits under the Plan, other than benefits payable as a result of base salary deferrals, are conditioned on the participant’s covenant to comply with non-compete, non-solicitation and non-disclosure provisions for a period of one year following the participant’s separation from service.

The Bank will establish a grantor trust to hold the assets of the Plan. Until distributed, the assets of the Plan are not legally owned by the participants.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan attached hereto as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statement and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

	Exhibit 10.1	Amended and Restated Non-Qualified Deferred Compensation Plan effective as of January 1, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Salisbury Bancorp, Inc.

Date: December 29, 2021	By:	/s/ Richard J. Cantele, Jr. Richard J. Cantele, Jr. President and Chief Executive Officer